PowerShares Exchange-Traded Fund Trust II

Amendment No. 1 to the Amended and Restated Declaration of Trust

A trust known as PowerShares Exchange-Traded Fund Trust II (the “Trust”) was created by a Declaration of Trust dated October 10, 2006, which declaration was amended and restated in its entirety on September 17, 2007 (the “Amended and Restated Declaration”). Pursuant to the authority granted by Article XI, Section 11.1 of the Amended and Restated Declaration, the following amendment to the Amended and Restated Declaration is hereby adopted, effective as of June 4, 2018:

Article I, Section 1.1 is amended to read as follows:

Section 1.1. Name. This Trust shall be known as “Invesco Exchange-Traded Fund Trust II” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 19th day of April, 2018.

/s/ Ronn R. Bagge Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Yung Bong Lim Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Todd J. Barre Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Philip M. Nussbaum Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Gary R. Wicker Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Marc M. Kole Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Donald H. Wilson Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515